Exhibit 99.1

NEWS RELEASE

February 21, 2017

Avangrid Reports Full Year & Fourth Quarter 2016 Earnings Results and Provides 2017

Adjusted Earnings Outlook

(New Haven, CT – February 21, 2017) Today Avangrid, Inc. (NYSE: AGR) reported consolidated net income of $630 million, or $2.04 per share, for the year ended December 31, 2016, compared to $267 million, or $1.05 per share, for the year ended December 31, 2015. For the fourth quarter of 2016, consolidated net income was $207 million, or $0.67 per share, compared to $96 million, or $0.37 per share, for the same period in 2015. These results include full year and fourth quarter 2015 earnings for Avangrid (formerly known as Iberdrola USA, Inc.) and earnings from December 17, 2015 through the end of 2015 for UIL Holdings Corporation (UIL).

Net income and earnings per share for the fourth quarter and full year of 2016 and 2015 on a U.S. GAAP basis are set forth below:

	Net Income (Loss) - $M
	Three Months ended December 31,			Year ended December 31,
$M	2016	2015	‘16 vs ‘15	2016	2015	‘16 vs ‘15
Networks	$161	$23	$137	$480	$208	$271
Renewables	(9)	(23)	14	112	133	(21)
Corporate	51	113	(62)	80	(6)	86
Gas Storage	4	(18)	22	(42)	(69)	27

Net Income	$207	$96	$111	$630	$267	$363

	Earnings (Loss) Per Share
	Three Months ended December 31,			Year ended December 31,
	2016	2015	‘16 vs ‘15	2016	2015	16 vs ‘15
Networks	$0.52	$0.09	$0.43	$1.55	$0.83	$0.72
Renewables	(0.03)	(0.10)	0.07	0.37	0.53	(0.16)
Corporate	0.16	0.45	(0.29)	0.26	(0.03)	0.29
Gas Storage	0.01	(0.07)	0.08	(0.14)	(0.28)	0.14

Earnings Per Share	$0.67	$0.37	$0.30	$2.04	$1.05	$1.00

Weighted-avg # of Shares (M):	309.5	252.2		309.5	252.2

Amounts may not add due to rounding

Adjusted to reflect the combination of the full year of Avangrid with UIL for 2015, excluding merger-related costs in 2015, the gain from the sale of equity investments, the impairment of an investment recorded in 2016, mark-to-market adjustments in the Renewables segment and the non-core Gas Storage business, the non-GAAP 2016 consolidated adjusted net income was $641 million, or $2.07 per share, for the year ended December 31, 2016, compared to $521 million, or $1.68 per share, for the year ended December 31, 2015. For the fourth quarter of 2016, the non-GAAP consolidated adjusted net income was $206 million, or $0.67 per share, compared to $207 million, or $0.67 per share, for the same period in 2015. For additional information, see “Use of Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” below.

“It’s been a little over a year since the merger of Iberdrola USA/UIL Holdings and 2016 was clearly a very productive first year,” said James P. Torgerson, chief executive officer of Avangrid. “Integration of the companies is proceeding as planned and the implementation of best practices is well underway. Our financial performance and cash flow significantly improved in 2016 helping us to fund our growth strategy as we invested $1.9 billion of capital in Networks and Renewables in 2016. The Renewables Safe Harbor and Repowering opportunities in 2016 enabled us to secure the full value of production tax credits for up to 2 GW of new wind. Earnings improved in part due to the execution of our regulatory strategy with further investment, rate base growth and the achievement of constructive rate agreements in 2016.”

“Those rate agreements, along with annual FERC transmission true-ups, provide stability on approximately 80% of our utility rate base in the coming years. In December, we also filed our Automated Metering infrastructure proposal associated with New York’s Reforming the Energy Vision initiative and our Earning Adjustment Mechanism implementation petition, each of which will provide opportunities for us to help customers use energy more efficiently and help the state meet its energy goals,” added Torgerson.

Avangrid Networks

Avangrid Networks earned $480 million, or $1.55 per share, in 2016 compared to $208 million, or $0.83 per share, in 2015. Avangrid Networks earned $161 million, or $0.52 per share, in the fourth quarter of 2016, compared to $23 million, or $0.09 per share, in the fourth quarter of 2015. Earnings for the full year and fourth quarter of 2016, compared to 2015 benefitted primarily from improved revenues with growing rate base, the impacts from rate agreements in 2016 and cost management across all of Networks.

The Avangrid Networks results for the full year and fourth quarter of 2015 only reflect earnings from UIL from December 17, 2015 through year end of 2015, and, as a result 2015 results are not directly comparable to 2016 results. Adjusted to reflect the combination of Avangrid with UIL for the full year and fourth quarter of 2015, Avangrid Networks earned $381 million and $99 million, respectively.

Avangrid Renewables

Avangrid Renewables earned $112 million, or $0.37 per share, in 2016 compared to $133 million, or $0.53 per share, in 2015. The results in 2015 were favorably impacted by certain transactions that had no effect on consolidated results. Those transactions included the settlement of intercompany interest and the settlement of an intercompany note with Corporate in the amount of $0.13 per share. Earnings in 2016, compared to 2015 reflected the positive impacts from the extension of useful life of certain wind assets, improved wind production and favorable mark-to-market adjustments.

“Earlier this month, the Amazon Wind Farm US East, the first commercial-scale wind farm in North Carolina and one of the first in the southeastern U.S., reached full commercial operation,” commented Torgerson. “Execution of additional wind and solar projects totaling nearly 600 MWs is well underway with commercial operation expected in late 2017.”

Avangrid Renewables incurred a loss of $9 million, or $0.03 per share, in the fourth quarter of 2016, compared to a loss of $23 million, or $0.10 per share, in the fourth quarter of 2015. Earnings for the fourth quarter of 2016, compared to 2015 benefitted from the extension of useful life of certain wind assets, higher average prices and favorable mark-to-market adjustments.

Corporate

Corporate contributed $80 million, or $0.26 per share, compared to a loss $6 million, or $0.03 per share, in 2015. Results for the full year of 2015 include certain merger-related costs and losses from the intercompany transactions with Renewables described above, partially offset by favorable income tax adjustments primarily related to the application of a unitary tax regime in certain states. Results in 2016 compared to 2015, reflect the gains from the sale of Iroquois and other equity investments and favorable state income tax adjustments.

For the fourth quarter of 2016, Corporate contributed $51 million, or $0.16 per share, compared to $113 million, or $0.45 per share, for the fourth quarter of 2015. Results for the fourth quarter of 2015 include favorable tax adjustments primarily related to the application of a unitary tax regime in certain states, partially offset by certain merger-related costs. Results for the fourth quarter of 2016 compared to 2015 reflect less favorable tax adjustments mainly in relation to the application of a unitary tax regime in certain states.

The Corporate results for the full year and fourth quarter of 2015 only reflect earnings from UIL from December 17, 2015 through year end of 2015, and, as a result 2015 results are not directly comparable to 2016 results. Adjusted to reflect the combination of AVANGRID with UIL for the full year and fourth quarter of 2015, Corporate contributed $23 million and $131 million, respectively.

Gas Storage

Gas Storage incurred a loss of $42 million, or $0.14 per share, in 2016 compared to a loss of $69 million, or $0.28 per share, in 2015. For the fourth quarter of 2016, Gas Storage earned $4 million, or $0.01 per share, compared to a loss of $18 million, or $0.07 per share, in the fourth quarter of 2015.

Avangrid is exploring strategic options for the Gas Storage business and considers it a non-core business.

Outlook

Avangrid’s adjusted consolidated earnings outlook for 2017 is projected to be $2.10- $2.35 per share. Details of the earnings components are summarized as follows.

Outlook - Estimated EPS (1)

As of February 21, 2017
Networks	$1.66 - $1.74
Renewables	$0.50 - $0.65
Corporate	$(0.08) - $(0.05)
Adjusted EPS(2)	$2.10 - $2.35

Amounts may not add due to rounding; Estimates are not expected to be additive

(1)	Assumes approx. 309.5 million shares outstanding
(2)	Excluding Gas Storage and Mark-to-Market - Renewables

Primary outlook assumptions include:

•	Full year NYSEG, RG&E and UI-Distribution rates

•	Further integration & best practices

•	Normal Wind

•	Full year Renewables extension of wind assets useful life

•	Full year Amazon Wind Farm U.S. East

•	Additional Wind projects by year-end

•	Higher consolidated effective tax rate

•	Excludes Renewables mark-to-market and non-core Gas Storage

Although it is not included in our 2017 adjusted consolidated earnings outlook, the Gas Storage business is projected to be $(0.12)-$(0.08) per share in 2017.

Webcast

Avangrid will webcast audio-only financial presentations in conjunction with releasing fourth quarter and full year 2016 earnings on Tuesday, February 21, 2017 beginning at 10:00 A.M. Eastern time. The webcast will feature 2016 earnings and long-term outlook presentations from Avangrid’s CEO, James P. Torgerson and other members of the executive team. Following the earnings and long-term outlook webcast, Avangrid will webcast an audio-only Renewables seminar beginning at 12:30 P.M. Eastern time. Both webcasts can be accessed through the investor relations section of Avangrid’s website at http://www.Avangrid.com.

Contacts:

Analysts: Patricia Cosgel 203-499-2624

Media: Michael West Jr. 203-499-3858

Avangrid, Inc. (NYSE: AGR) is a diversified energy and utility company with more than $30 billion in assets and operations in 25 states. The company operates regulated utilities and electricity generation through two primary lines of business. Avangrid Networks includes eight electric and natural gas utilities, serving approximately 3.2 million customers in New York and New England. Avangrid Renewables operates 6.5 gigawatts of electricity capacity, primarily through wind power, in states across the United States. Avangrid employs approximately 7,000 people. The company was formed through a merger between Iberdrola USA, Inc. and UIL Holdings Corporation in 2015. Iberdrola S.A. (Madrid: IBE), a worldwide leader in the energy industry, owns 81.5% of the outstanding shares of Avangrid common stock. For more information, visit www.Avangrid.com.

Forward Looking Statements

Certain statements in this presentation may relate to our future business and financial performance and future events or developments involving us and our subsidiaries that are not purely historical and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “can,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. Such forward looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on our business, results of operations or financial condition. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Report on Form 10-Q for the nine months ended September 30,2016, which are on file with the Securities and Exchange Commission (SEC) and available on our investor relations website at www.Avangrid.com and on the SEC website at www.sec.gov. Additional information will also be set forth in subsequent filings with the SEC. You should consider these factors carefully in evaluating for-ward looking statements. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this presentation whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, Avangrid considers certain non-GAAP financial measures that are not prepared in accordance with U.S. GAAP, including adjusted net income and adjusted earnings per share. The non-GAAP financial measures we use are specific to Avangrid and the non-GAAP financial measures of other companies may not be calculated in the same manner. We use these non-GAAP financial measures, in addition to U.S. GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries because it eliminates the impact of financing and certain non-cash charges as well as allow for an evaluation of Avangrid with a focus on the performance of its core operations. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We provide adjusted net income and adjusted earnings per share, which are adjusted to reflect the full twelve month period of results for UIL, excluding the costs of the combination of Avangrid with UIL, mark-to-market adjustments to reflect the effect of mark-to-market changes in the fair value of derivative instruments used by Avangrid to economically hedge market price fluctuations in related underlying physical transactions for the purchase and sale of electricity, adjustments for the non-core Gas Storage business, for which we are exploring strategic options, and the impairment of certain investments and excludes the sale of certain equity investments. We believe adjusted net income is more useful in understanding and evaluating actual and projected financial performance and contribution of Avangrid core lines of business and to more fully compare and explain our results. The most directly comparable U.S. GAAP measure to adjusted net income is net income. We also provide adjusted earnings per share, which is adjusted net income converted to an earnings per share amount.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, Avangrid’s U.S. GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to Avangrid, and should be considered only as a supplement to Avangrid’s U.S. GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools. Non-GAAP financial measures are not primary measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with U.S. GAAP.

Avangrid, Inc.

Condensed Consolidated Statements of Income

(In Millions except per share amounts)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Operating Revenues	$1,491	$1,153	$6,018	$4,367

Operating Expenses
Purchased power, natural gas and fuel used	325	218	1,286	972
Operations and maintenance	544	573	2,206	1,808
Impairment of non-current assets	—	2	—	12
Depreciation and amortization	183	170	804	695
Taxes other than income taxes	133	107	528	367

Total Operating Expenses	1,185	1,070	4,824	3,854

Operating Income	306	83	1,194	513

Other Income and (Expense)
Other income and (expense)	4	17	76	55
Earnings (losses) from equity method investments	3	3	7	—
Gas Storage, net of tax	(56)	(76)	(268)	(267)

Income (Loss) Before Income Tax	257	27	1,009	301

Income tax expense	50	(69)	379	34

Net Income (Loss)	$207	$96	$630	$267

Earnings (Loss) per Common Share, Basic:	$0.67	$0.37	$2.04	$1.05

Earnings (Loss) per Common Share, Diluted:	$0.67	$0.37	$2.04	$1.05

Weighted-average Number of Common Shares Outstanding:
Basic	309,492,628	261,570,425	309,512,553	254,588,212
Diluted	309,974,117	261,637,469	309,817,322	254,605,111

Amounts may not add due to rounding

Avangrid, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
($M)	2016	2015
ASSETS
Current assets	$2,252	$2,474
Net property, plant & equipment in service	20,077	19,373
Total property, plant & equipment	21,548	20,711
Regulatory assets	3,091	3,314
Goodwill	3,124	3,115
Other assets	1,294	1,129

Total Assets	$31,309	$30,743

LIABILITIES AND EQUITY
Current liabilities	2,712	2,035
Regulatory liabilities	2,246	2,360
Other non-current liabilities	6,719	6,752
Non-current debt	4,510	4,530

Total Liabilities	16,187	15,677

EQUITY
Common stock	3	3
Additional paid-in-capital	13,653	13,653
Treasury stock	(5)	—
Retained earnings	1,544	1,449
Accumulated other comprehensive loss	(86)	(52)

Total Stockholders’ Equity	15,109	15,053

Noncontrolling interests	13	13
Total Equity	15,122	15,066

Total Liabilities & Equity	$31,309	$30,743

Amounts may not add due to rounding

Avangrid, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Year Ended
	December 31,
$M	2016	2015
Cash Flow from Operating Activities:
Net income	$630	$267

Net Cash Provided by Operating Activities	1,561	1,363

Cash Flow from Investing Activities:
Capital expenditures	(1,707)	(1,082)
Contributions in aid of construction	69	38
Government grants	—	17
Acquisition of business, net of $48 million cash acquired	—	(547)
Proceeds from sale of equity method and other investment	57	3
Proceeds from sale of property, plant and equipment	50	—
Receipts from (payments to) affiliates	6	(6)
Cash distribution from equity method investments	6	12
Other investments and equity method investments, net	(8)	47

Net Cash Used in Investing Activities	(1,527)	(1,518)

Cash Flow from Financing Activities:
Non-current note issuance	493	350
Repayments of non-current debt	(355)	(141)
Repayments of other short-term debt, net	(2)	10
Payments on tax equity financing arrangements	(88)	(102)
Repayments of capital leases	(12)	(12)
Dividends to noncontrolling interests	—	(3)
Repurchase of common stock	(5)	—
Issuance of common stock	(2)	—
Dividends paid	(401)	—

Net Cash (Used in) Provided by Financing Activities	(372)	102

Net (decrease) in Cash, Cash Equivalents and Restricted Cash	(338)	(53)

Cash, Cash Equivalents and Restricted Cash, beginning of	434	487

Cash, Cash Equivalents and Restricted Cash, end of period	$96	$434

Amounts may not add due to rounding

Reconcilation of Non-GAAP Financial Measures

Earnings for the fourth quarter and full year of 2015 are adjusted below to reflect the combination of AVANGRID with UIL:

Avangrid, Inc.

Reconciliation of Non-GAAP Adjusted Net Income (Loss) - $M

(Unaudited)

	Three Months ended December 31,			Year ended December 31,
	2016	Adjusted 2015	Adjusted ‘16 vs ‘15	2016	Adjusted 2015	Adjusted ‘16 vs ‘15
Networks	$161	$23	$137	$480	$208	$271
Renewables	(9)	(23)	14	112	133	(21)
Corporate	51	113	(62)	80	(6)	86
Gas Storage	4	(18)	22	(42)	(69)	27

Net Income	$207	$96	$111	$630	$267	$363
Adjustments:
Net income representing full year for UIL	—	44	(44)	—	133	(133)
Merger Costs	—	90	(90)	—	122	(122)
Sale of equity method and other investment	—	—	—	(36)	—	(36)
Impairment of investment	—	—	—	3	—	3
Mark-to-market adjustments - Renewables	5	—	5	(20)	(25)	5
Income tax impact of adjustments*	(2)	(41)	39	22	(45)	67
Gas Storage, net of tax	(4)	18	(22)	42	69	(27)

Adjusted Net Income	$206	$207	$(1)	$641	$521	$120

*	2016: Income tax impact of adjustments: $14M from sale of equity method investment- Corporate, $1M from sale of other investment - Renewables , $(1)M on impairment of investment-Networks and $8M from MtM adjustment-Renewables.
*	2015: Income tax impact of adjustments of $49M-Networks and $5M-Corporate relate to merger costs and $(9)M from MtM adjustment - Renewables.

Earnings for the fourth quarter and year 2015 are adjusted below to reflect the combination of AVANGRID with UIL:

	Non-GAAP Adjusted Net Income (Loss) - $M
	Three Months ended December 31,			Year ended December 31,
	Adjusted 2016	Adjusted 2015	Adjusted ‘16 vs ‘15	Adjusted 2016	Adjusted 2015	Adjusted ‘16 vs ‘15
Networks	$161	$99	$62	$482	$381	$101
Renewables	(6)	(23)	18	98	117	(19)
Corporate	51	131	(80)	61	23	38
Gas Storage	—	—	—	—	—	—

Adjusted Net Income	$206	$207	$(1)	$641	$521	$120

Amounts may not add due to rounding

Avangrid, Inc.

Reconciliation of Adjusted Non-GAAP Earnings (Loss) Per Share (EPS)

(Unaudited)

	Three Months ended December 31,			Year ended December 31,
	2016	Adjusted 2015	Adjusted ‘16 vs ‘15	2016	Adjusted 2015	Adjusted ‘16 vs ‘15
Networks	$0.52	$0.09	$0.43	$1.55	$0.83	$0.72
Renewables	(0.03)	(0.10)	0.07	0.37	0.53	(0.16)
Corporate	0.16	0.45	(0.29)	0.26	(0.03)	0.29
Gas Storage	0.01	(0.07)	0.08	(0.14)	(0.28)	0.14

Earnings Per Share*	$0.67	$0.37	$0.30	$2.04	$1.05	$1.00
Adjustments:
Reduction for acquisition of UIL shares	—	(0.06)	0.06	—	(0.18)	0.18
Net income representing full year for UIL	—	0.15	(0.15)	—	0.43	(0.43)
Merger Costs	—	0.29	(0.29)	—	0.40	(0.40)
Sale of equity method and other investment	—	—	—	(0.12)	—	(0.12)
Impairment of investment	—	—	—	0.01	—	0.01
Mark-to-market adjustments - Renewables	0.02	—	0.02	(0.07)	(0.08)	0.01
Income tax impact of adjustments*	(0.01)	(0.14)	0.13	0.07	(0.15)	0.22
Gas Storage, net of tax	(0.01)	0.06	(0.07)	0.14	0.22	(0.09)

Adjusted Earnings Per Share	$0.67	$0.67	$(0.00)	$2.07	$1.68	$0.39

* Pre-merger ‘15 EPS - based on 252.2 M shares
Weighted-avg# of Shares (M):	309.5	309.1		309.5	309.5

Amounts may not add due to rounding

*	2016: EPS Income tax impact of adjustments: $0.05 from sale of equity method investment and $0.02 from MtM adjustment - Renewables.
*	2015: EPS Income tax impact of adjustments: $0.17 from merger costs and $(0.02) from MtM adjustment - Renewables.

	Non-GAAP Adjusted Earnings (Loss) Per Share
	Three Months ended December 31,			Year ended December 31,
	Adjusted 2016	Adjusted 2015	Adjusted ‘16 vs ‘15	Adjusted 2016	Adjusted 2015	Adjusted ‘16 vs ‘15
Networks	$0.52	$0.32	$0.20	$1.56	$1.23	$0.33
Renewables	(0.02)	(0.08)	0.06	0.32	0.38	(0.06)
Corporate	0.17	0.42	(0.26)	0.20	0.07	0.12
Gas Storage	—	—	—	—	—	—

Adjusted Earnings Per Share	$0.67	$0.67	(0.00)	$2.07	$1.68	0.39

Weighted-avg# of Shares (M):		309.1			309.5

Amounts may not add due to rounding